CO - ADMINISTRATION AGREEMENT


      THIS AGREEMENT is made as of November 1, 2005, by and between BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation, and THE VICTORY PORTFOLIOS, a Delaware statutory trust (the "Trust").

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, the Trust desires to retain BISYS as a co-administrator of the Trust to perform certain fund administration services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule C, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services set forth herein for the Trust.

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

      1.    Retention of BISYS/ Responsibilities of the Co-Administrator.

      (a) The Trust hereby appoints BISYS as a co-administrator of the Trust. Victory Capital Management, Inc. (the "Adviser") will serve as the other co-administrator of the Trust pursuant to a separate co-administration agreement (the "Adviser Co-Administration Agreement") between the Trust and the Adviser. BISYS and the Adviser are referred to herein collectively as the "Co-Administrators." BISYS as Co-Administrator will provide the services set forth herein. BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

      (b) The rights and obligations of each of the Co-Administrators are several, not joint. BISYS shall not be responsible for the performance of the duties and responsibilities of the Adviser, nor shall BISYS be liable for the actions of the Adviser.

      2.    Responsibilities of BISYS as the Co-Administrator.

      BISYS shall perform the administration services set forth in Schedule A. BISYS shall perform such other administration services, and furnish such other reports, for the




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Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

      BISYS may, at its expense, utilize agents in its performance of its services; provided, however, that (i) the approval of the Board of Trustees of the Trust (the "Board") shall be required to establish an arrangement in which a sub-agent of BISYS acts as sub-administrator (a "Sub-Agent"); and (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent the Trust, and BISYS shall be fully responsible for the acts of any such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Sub-Agent). In the event that a Sub-Agent is retained by BISYS at the request or instruction of the Trust, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

      3.    Allocation of Charges and Expenses.

      BISYS shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as provided herein; provided, however, that the Trust shall reimburse BISYS for its reasonable travel and related expenses incurred in attending Board meetings. BISYS shall also furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall pay all compensation, if any, of officers of the Trust who are its own officers, employees or directors or who are officers employees or directors of its affiliated entities. Unless otherwise specifically provided herein, BISYS shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not an officer employee or director of the BISYS or its affiliated entities) retained by the Board.

      The Trust will pay or cause to be paid any other expenses incurred in the operation of the Funds that are not otherwise allocated herein (or subject to another contractual arrangement between the parties or are to be paid under the Adviser Co-Administration Agreement), including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, costs of maintaining corporate existence, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds ("Shares"), the cost of custodial services, transfer and dividend disbursing agents' fees, fund accounting agents' fees, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS, Trust meetings, insurance, interest, brokerage costs and commissions, if any, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      4.    Compensation of BISYS

      (a) The Trust shall pay BISYS for its respective services to be provided under this Agreement the fees set forth in the fee schedule set forth in Schedule B. For



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purposes of determining fees, the value of each Fund's net assets shall be computed in accordance with the terms of the Fund's Prospectus. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. No individual Fund shall have any responsibility for any obligation, if any, with respect to any other Fund arising out of this Agreement.

      (b) If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule B.

      (c) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      5.    Term.

      (a) This Agreement becomes effective on the date first set forth above (the "Effective Date"). Upon the Effective Date, the services, compensation and expense provisions of this Agreement shall become fully effective. This Agreement shall continue in effect for a period of two years from the Effective Date, until October 31, 2007 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"); provided that such continuance is specifically approved by a vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, and by the vote of the Trusts Board of Trustees or a majority of the outstanding voting securities of such Fund. This Agreement may be terminated (i) by provision of a written notice of non-renewal at least sixty
(60) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. In addition, the Trust may terminate this Agreement upon written notice to BISYS in the event that the Adviser Co-Administration Agreement has terminated; provided, however, that such termination will be subject to payment of liquidated damages pursuant to Section 5(d) of this Agreement.

      (b) For purposes of this Section 5, "Cause" shall mean (i) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or



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

to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (i) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      (c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. In the event of a termination other than a termination for cause, BISYS shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust, and/or other parties of the Funds' property, records, instruments and documents. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

      (d) If for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) "cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as a Co-Administrator, or if a third party is added to perform a substantive portion of the administration services to be provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12) months remain until the end of the then-current term, the number of months remaining in the then-current term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added; provided, however, that this liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons, as determined by the Board. The calculation of payments to BISYS by reference to the period of up to twelve months contemplated by the preceding sentence shall apply only during this Agreement's initial two-year term; during any subsequent Rollover Period, the maximum reference period for such payments shall be six months. For the avoidance of doubt, the Trust may terminate this Agreement at any time upon not less than 60 days' written notice to BISYS, provided that the Trust otherwise complies with all applicable



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

provisions of this Agreement, including, without limitation, the obligation to pay liquidated damages where applicable.

      (e) The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

      (f) In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administration services consistent with this Agreement to the successor fund or funds, if any.

      (g) The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      6.    Standard of Care; Uncontrollable Events; Limitation of Liability.

      BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of each of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS does not assume any responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.



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

      BISYS shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accountants on its internal controls and procedures relating to the services provided by it under this Agreement.

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      7.    Legal Advice.

      BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. The Trust may authorize counsel to the Trust to give such advice to BISYS; provided, however, this Agreement shall not obligate counsel to the Trust to give any such advice, and counsel to the Trust is free to decline to provide such advice for any reason or for no reason. To the extent that counsel to the Trust provides any such written advice, which advice will be at the Trust's expense, BISYS may rely on such advice. BISYS may rely upon any other written advice provided by any other counsel, accountant or other expert authorized in writing by the Trust to provide such advice to BISYS, which authorization will not be unreasonably withheld or delayed. In no event shall BISYS be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to written advice provided by an expert explicitly authorized by the Trust. In the event that the Trust does not authorize such other expert to provide advice to BISYS, BISYS may, at its own cost and at its own risk, obtain its own legal advice from its own counsel or other experts.

      As to the services to be provided hereunder, this Agreement sets forth the terms and conditions under which the services described herein are to be performed. To the extent of any inconsistency between this Agreement and any description, if any, of the services to be provided hereunder that may be contained the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, BISYS may rely on the description contained in that Prospectus or Statement of additional information unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      8.    Instructions / Certain Procedures, etc.

      BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of the Trust. Unless BISYS is otherwise aware of such change of authority, BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust or the Adviser until receipt of actual notice thereof from the Trust.



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

      In performing the Services, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust. BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, excluding BISYS employees.

      9.    Indemnification.

      The Trust agrees to indemnify and hold harmless BISYS, and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from BISYS' performance of services under this Agreement or based, if applicable, upon its reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to it by the Trust, or other authorized agents of the Trusts with which BISYS must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such



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

claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      10.   Record Retention and Confidentiality.

      BISYS shall keep and maintain all books and records which are customary or which are required to be kept in connection with BISYS' services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Trust. BISYS shall surrender such documents promptly to the Trust on request, and made available for inspection by the Trust, or by the Commission upon demand.

      BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) as requested or authorized by the Trust (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items
(i) - (iii) of the previous sentence, to the extent reasonably practicable.

      11.   Return of Records.

      BISYS shall promptly upon the Trust's demand, turn over to the Trust and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement which are no longer needed by it in the performance of its services or for its legal protection.

      12.   Representations and Warranties of the Trust.

      The Trust represents and warrants to BISYS that:

            (a) The Trust is a trust duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;


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

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

            (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

      13.   Representations and Warranties of BISYS.

      BISYS represents and warrants to the Trust that:

            (a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

            (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder;

            (e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

            (f) it will maintain sufficient and experienced personnel and an adequate infrastructure to enable it to perform its obligations hereunder.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT



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

LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY THE
CO-ADMINISTRATORS ARE COMPLETELY DISCLAIMED.

      14.   Insurance.

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      15.   Information to be Furnished by the Trust.

            (a)   The Trust will furnish to BISYS the following upon request:

                  (i) A copy of the Trust's Certificate of Trust and any
            amendments thereto;

                  (ii) A copy of the Trust's By-laws and any amendments thereto;

                  (iii) A copy of the resolutions of the Board regarding (A)
            approval of this Agreement and authorization for the Trust to instruct BISYS hereunder; and (B) authorization of BISYS to act as Co-Administrator for the Trust;

                  (iv) A certified list of all officers of the Funds, including the Funds' AML Compliance Officer, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters. Any delay in delivery of this list shall not relieve the Co-Administrator of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to BISYS.;

                  (v) A copy of the AML Program, including any related policies and procedures;

                  (vi) The Trust's most recent Post-Effective Amendment to its
            Registration Statement(s) under the Securities Act of 1933, as amended (



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

            the "1933 Act"), and under the 1940 Act, on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") relating to the Shares and any further amendment thereto;

                  (vii) Notification of registration of the Trust under the 1940
            Act on Form N-8A as filed with the Commission;

                  (viii) Prospectuses and Statements of Additional Information of the Trust with respect to the Funds (such prospectuses and statements of additional information, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually, the "Prospectus" and collectively, the "Prospectuses"); and

                  (ix) The Trust DCPs (as hereinafter defined).

            (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the AML Program, or the Trust DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

            (c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 15(a), and shall be entitled to indemnification in accordance with Section 9 below with regard to such reliance.

            (d) The Trust represents and warrants that (A) the provision of certain officers of the Trust by BISYS, as provided in Section 17 of this Agreement, has been approved by the Board, and (B) each of the individuals nominated by BISYS as the Trust's AML Compliance Officer or Financial Officer has been approved and appointed as an officer of the Trust by the Board.

            (e) BISYS shall be deemed to have received any document with respect to the Trust that is filed with the SEC and available on EDGAR, unless the Trust files such document without BISYS' knowledge.

      16.   Information Furnished by BISYS.

      BISYS will furnish to the Trust upon request, evidence of the approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.


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

      17.   Compliance with Laws; Provision of Executive Officers

            (a) Prospectus and Public Offering. Except for information BISYS is obligated to keep pursuant to Section 10 hereof and as specifically provided in the schedules hereto, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

            (b) Anti-Money Laundering. The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act and shall comply with the such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the "Applicable AML Laws") in all relevant respects.

            (c)   Provision of AML Compliance Officer

                  Subject to the provisions set forth in Section 17(b) above, this Section 17(c), and Section 17(e) below, BISYS agrees to make available to the Trust a person to serve as the Trust's AML Compliance Officer. BISYS's obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to the Trust's cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

                  The Trust shall provide copies of all books and records of the Trust, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the AML

                  Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws.

                  Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five
                  (5) years after either the relationship with the shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

                  BISYS shall be entitled to receive the fees set forth on Schedule B for the provision of the AML Compliance Officer.

            (d)   Provision of Certifying Officer

                  Subject to the provisions of this Section 17(d) and Section 17(e) below, BISYS shall make a BISYS employee available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust or under such other title to perform similar functions (a "Certifying Officer"). BISYS's obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

                  For so long as BISYS provides a Certifying Officer, (a) there shall be a DCP Committee (as defined below), and (b) the Trust's disclosure and control procedures (the "Trust DCPs") shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of Form N-CSR, Form N-Q, and any other forms required to be certified pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (collectively, "SO Laws" and such forms, collectively, "Reports"), and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

                  (i) The Co-Administrators shall establish and maintain a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Trust Reports (or any information from which such information is derived), including the Funds' investment advisors, custodians, and other service providers to the Trust or any Fund ("Other Providers"). The Co-Administrators may from time to time request appropriate approvals from the Board with respect to the DCP Committee.

                  (ii) The Trust shall require (A) that sub-certifications on internal controls, upon which the Certifying Officer may rely in certifying Reports, be provided by Other Providers in form and content reasonably acceptable to the Certifying Officer and consistent with the SO Laws, and (B) that such sub-certifications are delivered to the DCP Committee and the Certifying Officer sufficiently in advance of the DCP Committee meeting described in (iii) below. BISYS shall obtain such sub-certifications from such Other Providers.

                  (iii) The DCP Committee shall (A) establish a schedule to
                        ensure that all required disclosures in any Report, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review, (B) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (C) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Trust DCPs as required by the instructions to Form N-CSR or Form N-Q. In conducting its review and evaluations, the DCP Committee shall:

                        A. review SAS 70 reports pertaining to BISYS and Other Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

                        B. consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;

                        C. consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose to the Certifying Officers, and the Trust's audit committee and auditors; and

                        D. determine whether there was any change in internal controls over financial reporting that occurred during the Trust's second quarter of the period covered by the Report for Reports on Form N-CSR or during the most recent fiscal quarter for Reports on Form N-Q that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

      A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

      The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under SO Laws. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

            (e) Additional Provisions Concerning Executive Officers It is mutually agreed and acknowledged by the parties that any Certifying Officer provided by BISYS under the provisions of this Section 17 will be executive officers of the Trust ("Executive Officers"). In addition, the parties agree that an AML Compliance Officer provided by BISYS shall be considered an Executive Officer of the Trust for purposes of this Section 17(e). The provisions of Sections 17(c) - (d) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

                  The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to other officers holding positions of executive management.

                  In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies; (b) a violation of SO Laws, Applicable AML Laws, or Federal or state securities laws and regulations applicable to the Trust ("Applicable Securities Laws"), or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that (in either case) is not primarily caused by the failure of such Executive Officer or BISYS to meet their own obligations under applicable laws and this Agreement. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

                  Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of SO Laws and other applicable laws).

                  Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or SO Laws, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Trust.

      18.   Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it c/o Victory Capital Management, Inc., Investment Products Group, 127 Public Square, Cleveland, OH 44114 Attn:
Kathleen A. Dennis, with a copy to Jay G. Baris, Esq. Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      19.   Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not limit or in any way affect BISYS' right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      20.   Governing Law.

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      21    Activities of Co-Administrators.

      The services of the Co-Administrators rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

      22.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust or Adviser to BISYS, or collected or retained by BISYS in the course of performing its duties as Co-Administrator, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Funds except at the direction of the Trust or the Funds or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The Trust represents to BISYS that the Trust has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      23.   Miscellaneous.

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, the AML Program, or the Trust DCPs which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the

                  Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

            (e) It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Certificate of Trust. =

            (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            (g) The names "The Victory Portfolios" and "Trustees of The Victory Portfolios" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed on December 21, 1995 at the office of the Secretary of State of the State of Delaware which is hereby referred to and is also on file at the principal office of the Trust.

            (h) Every reference to a Fund will be deemed a reference solely to the particular Fund (as set forth in Schedule C, as may be amended from time to time). Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, BISYS shall not have any right to set off claims of a Fund by applying property of any other Fund.

      24.   Rights of Ownership.

      All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust. All such records and other data which is the property of the Trust shall be furnished to the

Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.



                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    THE VICTORY PORTFOLIOS


                                    By: /s/ Kathleen A Dennis
                                       -------------------------

                                    Name: Kathleen A. Dennis

                                    Title:   President




                                    BISYS FUND SERVICES OHIO, INC.


                                    By:  /s/ Fred Naddaff
                                         ------------------------

                                    Name: Fred Naddaff

                                    Title:   President

                                   SCHEDULE A
                       TO THE CO-ADMINISTRATION AGREEMENT
        BETWEEN THE VICTORY PORTFOLIOS AND BISYS FUND SERVICES OHIO, INC.


CO -ADMINISTRATION SERVICES TO BE PROVIDED BY BISYS

            1. Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate.

            2. Calculate all capital gain and distribution information relating to the Funds and its shareholders;

            3. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

            4. Prepare drafts of the annual report to Shareholders and certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

            5. Coordinate with the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

            6. Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

            7. Prepare and file the Trust's tax returns, including federal, state, local and excise tax returns, issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

            8. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS's services hereunder, except as otherwise provided in this Agreement, upon designation as such by the Board;

            9. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

            10. Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

            11. Assist the Trust in developing portfolio compliance procedures for each Fund. BISYS will also provide the Board with quarterly results of compliance reviews;

            12. Report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

            13. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto. Assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.

            14. Provide appropriate assistance with respect to audits conducted by the Fund's independent accountants including compiling data and other information as necessary;

            15. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

            16. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

            17. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust or Certificate of Incorporation and By-Laws;

            18. To assist the Trust in connection with its obligations under SO Laws, BISYS will internally establish and maintain its own controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS on behalf of the Trust and included in Reports is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the Trust DCPs, and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs.

                  Solely for the purpose of providing any Certifying Officer with a basis for certification, BISYS will (i) provide a sub-certification with respect to BISYS's services during any fiscal period in which BISYS served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub-certification, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Providers to the Trust, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

                  The Trust shall assist and cooperate with BISYS (and shall cause its officers, and Other Providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR, and Form N-Q, including Trust financial statements, so that BISYS may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed.

            19. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

            20. Notify the Adviser and Fund counsel of all documents filed by BISYS with the SEC.

            21. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board.

                                   SCHEDULE B
                      TO THE CO - ADMINISTRATION AGREEMENT
        BETWEEN THE VICTORY PORTFOLIOS AND BISYS FUND SERVICES OHIO, INC.


The Trust shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties shall agree the following fees for the services provided under this Agreement at the annual rates set forth below. For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all Funds together. The fees are accrued daily and paid monthly:


Average daily net assets                         Annual Fee

First $10 Billion                                0.032%
Over $10 Billion                                 0.025%


Plus

An annual fee of $12,000.00, payable in equal monthly installments, for the provision of the AML Compliance Officer.

Plus

N-Q filing fees equal to $3,000.00 per Fund per N-Q filed on such Fund's behalf.

                                   SCHEDULE C
                      TO THE CO - ADMINISTRATION AGREEMENT
        BETWEEN THE VICTORY PORTFOLIOS AND BISYS FUND SERVICES OHIO, INC.

                                      FUNDS

Victory Balanced Fund
Victory Diversified Stock Fund
Victory Intermediate Income Fund
Victory Ohio Municipal Bond Fund
Victory Prime Obligations Fund
Victory Special Value Fund
Victory Stock Index Fund
Victory Tax-Free Money Market Fund
Victory Value Fund
Victory Financial Reserves Fund
Victory Fund for Income
Victory Institutional Money Market Fund
Victory National Municipal Bond Fund
Victory Ohio Municipal Money Market Fund
Victory Federal Money Market Fund
Victory Convertible Fund
Victory Gradison Government Reserves Fund
Victory Small Company Opportunity Fund
Victory Established Value Fund
Victory Focused Growth Fund